Exhibit 10.1

BIXBY TECHNOLOGY CENTER
2100, 2130, 2160 & 2190 GOLD STREET
SAN JOSE, CALIFORNIA
FOURTH AMENDMENT TO LEASE AGREEMENT
(TIVO INC.)

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment” or the “Fourth Amendment”) is made as of January 25, 2011, by and between BIXBY TECHNOLOGY CENTER, LLC, a Delaware limited liability company (“Landlord”) and TIVO INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord (as successor-in-interest to WIX/NSJ Real Estate Limited Partnership) and Tenant are parties to that certain Lease Agreement dated as of October 6, 1999 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement (the “First Amendment”) dated February 1, 2006, that certain Second Amendment to Lease Agreement (the “Second Amendment”) dated May 15, 2009, and as further amended by that certain Third Amendment to Lease Agreement (the “Third Amendment”) dated February 17, 2010 (collectively, as amended, the “Lease”), with respect to certain premises located at (i) 2130 Gold Street, San Jose, California ("Building B"), (ii) 2160 Gold Street, San Jose, California ("Building D"), and (iii) 2190 Gold Street, San Jose, California ("Building E"). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.
B.    Pursuant to the Lease, Tenant leases from Landlord (i) Building D and Building E consisting of 127,124 rentable square feet (the "Original Premises") and (ii) certain premises located on the second (2nd) floor of Building B, consisting of 11,985 rentable square feet and designated as Suite 250 (the "Suite 250 Premises"), for a total of 139,109 rentable square feet (collectively, the “Existing Premises”), as more particularly described in the Lease.
C.    Landlord and Tenant desire to expand the Existing Premises covered by the Lease to include 37,145 rentable square feet of space located at that certain building within the Project located at 2100 Gold Street, San Jose, California (the “Building A”), as more particularly set forth on Exhibit A attached hereto (the “Expansion Premises”). Landlord and Tenant acknowledge that the Expansion Premises consists of (i) 35,074 rentable square feet constituting the entire second (2nd) floor of Building A, (ii) 1,514 rentable square feet in a portion of the first (1st) floor lobby, (iii) 141 rentable square feet in a portion of the first (1st) floor electrical room, and (iv) 416 rentable square feet in a portion of the exit stairwell serving the second (2nd) floor.
D.    Landlord and Tenant desire to amend the Lease to expand the Existing Premises leased by Tenant under the terms of the Lease, and to modify other provisions of the Lease, all as more particularly set forth herein and subject to the terms hereof.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, Landlord and Tenant agree that the Lease is amended as follows:
1.Expansion of the Existing Premises. Effective as of the Expansion Premises Commencement Date and continuing through to and including the Original Premises Expiration Date (as those terms are defined below), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises on all of the terms and conditions of the Lease, as amended hereby. From and after the Expansion Premises Commencement Date, all references to the “Premises” in the Lease and this Amendment shall be deemed references to the Existing Premises and the Expansion Premises, collectively, and shall measure 176,254 rentable square feet.
2.Term.
a.Original Premises. The Term with respect to the Original Premises remains unchanged and is currently scheduled to expire on January 31, 2017 (the “Original Premises Expiration Date”).
b.Suite 250 Premises. The Term with respect to the Suite 250 Premises remains unchanged and is currently scheduled to expire on March 31, 2012.
c.Expansion Premises. The “Expansion Premises Commencement Date” shall be March 1, 2011. The “Expansion Premises Term” shall commence on the Expansion Premises Commencement Date, continue for a period of seventy-one (71) months (the “Expansion Premises Term”), and expire coterminously with the Term for the Original Premises on the Original Premises Expiration Date.

d.Early Access to the Expansion Premises. Prior to the Expansion Premises Commencement Date (the “Early Access Period”), and so long as (i) this Amendment has been fully executed and delivered by the parties hereto, (ii) Landlord has received Tenant's additional Security Deposit pursuant to Section 6 below, and (iii) Landlord has received insurance certificates evidencing that Tenant is carrying the insurance required to be carried by Tenant pursuant to the terms of Section 12 (Insurance) of the Lease, Tenant shall have the right to access the Expansion Premises for the purpose of installing Tenant's furniture, fixtures and equipment therein; provided, however, that during such Early Access Period, all of the terms and conditions of the Lease, as amended, shall apply, including, without limitation, Tenant's obligation to pay to Landlord all sums and charges required to be paid by Tenant under the Lease, including, without limitation, charges for additional services provided to the Expansion Premises so occupied pursuant to Section 7 (Utilities and Services) of the Lease, provided, further, that so long as Tenant does not commence the operation of business in the Expansion Premises, Tenant shall not be obligated to pay Base Rent for the Expansion Premises during the Early Access Period. Further, any work to be performed by Tenant or its contractors within the Expansion Premises shall be performed in strict accordance with the terms of Section 10.1 (Alterations) of the Lease, including obtaining Landlord's prior approval of plans for any cabling, wiring or other work which may affect systems or structure or be visible from outside the Expansion Premises and causing all contractors to comply with the Project's construction rules and regulations. In connection with any such entry, Tenant acknowledges and agrees that Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or its agents or representatives in performing work at the Project and the Premises, or interfere with the general operation of the Project, and all work shall be performed in full compliance with the terms and conditions of Section 7 (Union Labor) of the Second Amendment and the then current construction rules and regulations at the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant's entry rights upon twenty-four (24) hours' prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease. Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant's work made in or about the Expansion Premises in connection with such entry or to any property placed therein prior to the Expansion Premises Commencement Date, the same being at Tenant's sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Expansion Premises, caused by Tenant or any of Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to Building B or the Premises and against injury to any persons caused by Tenant's entry or work during the Early Access Period.
3.Condition of the Existing Premises; Condition and Use of the Expansion Premises.
a.Condition of the Existing Premises. Tenant confirms that (i) it is presently in possession of the Existing Premises pursuant to the Lease and will continue to occupy such space “AS-IS”, (b) the Existing Premises are suited for the use intended by Tenant, and (c) the Existing Premises are in good and satisfactory condition. Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish the Existing Premises.
b.Condition and Use of the Expansion Premises. Except as specifically set forth in the Work Letter attached hereto as Exhibit B, Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish the Expansion Premises. The taking of possession of the Expansion Premises by Tenant shall be conclusive evidence that Tenant accepts the same “AS-IS” and that the Expansion Premises was in good and satisfactory condition at the time such possession was taken. Tenant acknowledges that neither Landlord nor Landlord's agents has made any representation or warranty as to the condition of the Expansion Premises or the Expansion Project or its suitability for Tenant's purposes. Tenant represents and warrants to Landlord that (i) its sole intended use of the Expansion Premises is for the Permitted Uses specified in the Basic Lease Information of the Lease, which have no special requirements, including but not limited to special security requirements, (ii) it does not intend to use the Expansion Premises for any other purpose, and (iii) prior to executing this Amendment it has made such investigations as it deems appropriate with respect to the suitability of the Expansion Premises for its intended use and has determined that the Expansion Premises is suitable for such intended use. Landlord warrants that the heating, ventilation and air conditioning ("HVAC") systems serving the Expansion Premises on the Expansion Premises Commencement Date shall be in good working order on the Expansion Premises Commencement Date and continuing for ninety (90) days thereafter; provided, however, Landlord shall have no liability hereunder for repairs or replacements to the HVAC systems necessitated by the acts or omissions of Tenant and/or Tenant's representatives, agents, contractors and/or employees, and provided that as Tenant's sole remedy for Landlord's breach of this warranty, Tenant shall have the right to cause Landlord to repair defective HVAC systems (subject to the limitations set forth herein). Following such ninety (90) day period, Landlord will cause any necessary HVAC repairs to be made as necessary to maintain such equipment and systems in good working order and condition as part of Landlord's maintenance work under Section 11.2 of the Original Lease. In the event Tenant leases all leasable space in Building A, Tenant's obligation to maintain the HVAC systems shall be as set forth in Section 11.1 of the Original Lease.
4.Base Rent for the Expansion Premises.
a.    Base Rent for the Expansion Premises. Effective as of the Expansion Premises Commencement Date and continuing through to and including the Original Premises Expiration Date, in addition to Base Rent payable for the Existing Premises, Tenant's Share of Operating Expenses, Tax Expenses, Common Area Utility Costs and Utility Expenses and all other amounts payable under the Lease, as amended, Tenant shall pay the Base Rent for the Expansion Premises set forth below.

Months During the Expansion Premises Term	Annual Base Rent	Monthly Base Rent	Monthly Rental Rate per Rentable Square Foot of the Expansion Premises
3/1/2011	$445,740.00	$37,145.00	$1.000
3/1/2012	$507,474.99	$42,289.58	$1.139
3/1/2013	$525,236.61	$43,769.72	$1.178
3/1/2014	$543,619.90	$45,301.66	$1.220
3/1/2015	$562,646.59	$46,887.22	$1.262
3/1/2016	$533,810.95	$48,528.27	$1.306
*Base Rent for the Expansion Premises for the first (1st) five (5) full calendar months of the Expansion Premises Term shall be abated, pursuant to the terms of Section 4.b below.

b.    Rent Abatement. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended, and no default by Tenant occurs under the Lease, Landlord hereby agrees that Tenant shall not be required to pay the monthly installments of Base Rent for the Expansion Premises for the first (1st) five (5) full months of the Expansion Premises Term (the “Abatement Period”). During the Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended. In the event of a default by Tenant under the terms of the Lease that results in termination of the Lease in accordance with the provisions of Section 18 (Tenant's Default) of the Lease, then as a part of the recovery set forth in Section 19 (Remedies for Tenant's Default) of the Lease, Landlord shall be entitled to the recovery of the Base Rent that was abated under the provisions of this Section 4.
5.Operating Expenses, Tax Expenses, Common Area Utility Costs, and Utility Expenses.
a.Existing Premises. Tenant shall continue to pay Tenant's Share of Operating Expenses, Tax Expenses, Common Area Utility Costs and Utility Expenses with respect to the Existing Premises, as set forth in the Lease, as amended.
b.Expansion Premises. Effective as of the Expansion Premises Commencement Date (and in addition to Tenant's Share of Operating Expenses, Tax Expenses, Common Area Utility Costs and Utility Expenses with respect to the Existing Premises):
•Tenant's Share of Operating Expenses, Tax Expenses and Common Area Utility Costs of the Park, with respect to the Expansion Premises only, shall be 12.29% (37,145 rentable square feet within the Expansion Premises/302,303 rentable square feet within the Park); and
•Tenant's Share of Utility Expenses of Building A, with respect to the Expansion Premises only, shall be 52.19% (37,145 rentable square feet within the Expansion Premises/71,169 rentable square feet within Building A).
Accordingly, in addition to all other costs and expenses payable pursuant to the Lease, as amended, including, without limitation, Base Rent set forth in Section 4 of this Amendment, Tenant shall pay Tenant's Share of Operating Expenses, Tax Expenses, Common Area Utility Costs and Utility Expenses with respect to the Expansion Premises pursuant to the terms of the Lease, as amended.
6.Additional Security Deposit. Landlord is currently holding a Security Deposit in the amount of $194,298.75 under the Lease. Concurrently with Tenant's execution of this Amendment, Tenant shall deposit with Landlord an amount equal to $53,381.25 as an addition to the Security Deposit. The entire amount of $247,680.00 shall be held as the "Security Deposit" pursuant to the terms Section 4 (Security Deposit) of the Lease, through the date Tenant has satisfied all of its obligations under the Lease, as amended hereby.

7.Insurance. Effective as of the date hereof, Sections 12.1 (Types of Insurance) and 12.2 (Insurance Policies) of the Lease are hereby deleted in their entirety and replaced with the following:
"12.1    Types of Insurance: Tenant shall obtain and maintain throughout the Term the following insurance ("Tenant's Insurance"):
(a)    Commercial General Liability Insurance, on an occurrence basis, insuring bodily injury and property damage including the following divisions and extensions of coverage: Premises and Operations; Owners and Contractors protective; blanket contractual liability (including coverage for Tenant's indemnity obligations under an “insured contract”); liquor liability, if applicable; and products and completed operations, and pollution coverage for damage caused by heat, smoke or fumes from a hostile fire. Such insurance must have the following minimum limits of liability: $2,000,000 Per Occurrence, $2,000,000 General Aggregate, $2,000,000 Personal and Advertising Injury - Per Occurrence, $2,000,000 Products and Completed Operations Aggregate. The policy shall be endorsed to ensure the general aggregate limit shall apply separately and in total to this location only (designated location general aggregate limit);
(b)    Property Insurance, written on an "All Risk" or Special Form Perils, with a replacement cost endorsement covering all of Tenant's business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises ("Tenant's Property") and any Leasehold Improvements performed by or for the benefit of Tenant;
(c)    Extra Expense, Loss of Income or Property/Business Interruption Insurance, in such amounts as will reimburse Tenant for direct loss of earnings attributable to all perils included within "All Risk" coverage or otherwise commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant's parking areas or to the Project as a result of such perils, with such coverage to extend to actual loss sustained subject to a minimum of one year loss of Rental Value, including Extra Expense as needed to reduce the period of restoration after the loss;
(d)    Workers' Compensation Insurance as required by Laws and in amounts as may be required by applicable statute and Employers Liability Coverage of at least One Million Dollars ($1,000,000.00) per occurrence, and containing a waiver of subrogation endorsement in favor of Landlord;
(e)    Commercial Automobile Liability insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of One Million Dollars ($1,000,000.00) per accident; and
(f)    with respect to improvements or alterations performed by Tenant within the Premises, Builder's Risk insurance or an Installation Floater if improvements and alterations are not covered under Tenant's Property Insurance.
12.2    Insurance Policies: Any company writing Tenant's Insurance shall have an A.M. Best rating of not less than A:X and shall be licensed to issue insurance coverage in the State of California. All Commercial General Liability Insurance policies shall (i) name Landlord (or its successors and assignees), the managing agent for the Project (or any successor), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear, as additional insureds with respect to liability arising out of the use, maintenance and ownership of the leased premises, and shall provide that the insurance afforded by such policy is primary insurance, and any insurance provided by Landlord shall be non-contributory, (iii) contain an endorsement that the insurer waives its right to subrogation as described in Section 12.5 below; (iv) contain a cross-liability endorsement or separation of insureds/severability of interests clause. Tenant will provide 30 days prior notice of cancellation, termination or material reduction in coverage of any required policies. No policy required hereunder shall contain a co-insurance clause and, with respect to the named Tenant hereunder, policy deductibles of up to Five Hundred Thousand Dollars ($500,000) shall be acceptable to Landlord. Tenant shall provide Landlord with a certificate of insurance evidencing all insurance required to be carried by Tenant hereunder (including evidence of all required endorsements and additional insured coverage as noted above) prior to Tenant taking possession of the Expansion Premises. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material Default under this Lease without the benefit of any additional notice or cure period provided in Section 18 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant's expense, and Tenant shall pay the cost thereof within ten (10) days following Landlord's submission of an invoice therefor. In no event shall the limits of any insurance policy obtained by a Tenant be considered to limit the liability of Tenant under this Lease."
8.Assignment and Subletting. Effective as of the date hereof, Section 14.6 (Transfer Premium) of the Lease is hereby amended so that the reference to "seventy-five percent (75%) of any Transfer Premium", is replaced with "fifty percent (50%) of any Transfer Premium".
9.Parking. Effective as of the Expansion Premises Commencement Date, in addition to Tenant's existing parking rights under the Lease, Tenant shall have non-exclusive access to use an additional one hundred twenty-eight (128) surface parking spaces in the adjacent surface parking lot in common with other tenants and occupants of the Park. Tenant's use of such parking spaces shall be subject to the terms and conditions of the Lease, including, without limitation, Section 22 (Parking) thereof.
10.Notices. Effective immediately, all notices to Landlord under the Lease, shall be sent to the following address:
BIXBY TECHNOLOGY CENTER, LLC
c/o Bixby Land Company
2211 Michelson Drive, Suite 500
Irvine, California 92612
Attention: Mr. Steve Center

11.Right of First Offer. Landlord and Tenant hereby confirm and agree that the Right of First Offer set forth in Exhibit D (Right of First Offer) of the First Amendment remains in full force and effect and shall continue to apply during the Extended Term on the specific terms and conditions set forth therein, provided, however, the Expansion Space defined in Schedule 1 (Expansion Space) to Exhibit D of the First Amendment is hereby revised to be the first (1st) floor of the building commonly known as 2100 Gold Street (Building A).

12.Building A Lobby Use and Signage.
a.Tenant's Right to Use Lobby Space in Building A. Subject to the terms and conditions of this Section 12 , Tenant shall have the non-exclusive right to place a reception desk in the lobby of Building A along the left hand wall adjacent to the elevator shaft, as more particularly shown on Exhibit C attached hereto, and to staff the reception desk with an employee of Tenant during normal business hours and at such other times as may be reasonably approved by Landlord. If Tenant elects to lease the entire first (1st) floor of Building A, Tenant shall have the right to move its reception desk to a location in the lobby reasonably approved by Tenant. The layout of the reception area, including the appearance of the reception furniture, shall be subject to Landlord's prior reasonable approval. Tenant shall keep its reception area neat and clean and shall comply with such rules and regulations as Landlord may reasonably establish from time to time with respect to the use of the lobby and Tenant's reception activities. Tenant acknowledges that if the first (1st) floor of the Building is leased to another tenant, such other tenant will use a portion of the lobby for its reception area and Tenant will reasonably cooperate with such other tenant such that both parties can efficiently conduct reception activities in the lobby.
b.Lobby Signage. Subject to the terms and conditions of Section 30 (Signs) of the Lease, Tenant shall have the right to install identification signage in the first (1st) floor lobby of Building A ("Lobby Signage") at locations mutually approved by Landlord and Tenant. It is understood that the Lobby Signage may be subject to relocation in the event the first (1st) floor of Building A is leased to a third party tenant, provided that any such relocation of the Lobby Signage shall be to locations mutually approved by Landlord and Tenant.
13.(Intentionally Omitted)
14.Additional Lease Modification. Effective as of the date hereof, Exhibit C (Option to Extend) of the First Amendment is no longer applicable, and is hereby deleted in its entirety and shall be of no further force or effect.
15.Brokers. Tenant represents and warrants to Landlord that, other than Cassidy Turley (John Brackett), it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment, and shall indemnify, defend and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. The provisions of this section shall not apply to brokers with whom Landlord has an express written broker agreement.
16.Continuing Effectiveness. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.
17.Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.
18.Execution by Both Parties. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution and delivery by both Landlord and Tenant.
19.Authorization. The individuals signing on behalf of Tenant each hereby represents and warrants that he or she has the capacity set forth on the signature pages hereof and has full power and authority to bind Tenant to the terms hereof. Two (2) authorized officers must sign on behalf of Tenant and this Amendment must be executed by the president or vice-president and the secretary or assistant secretary of Tenant, unless the bylaws or a resolution of the board of directors shall otherwise provide. In such case, the bylaws or a certified copy of the resolution of Tenant, as the case may be, must be furnished to Landlord.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“Landlord”:
BIXBY TECHNOLOGY CENTER LLC,
a Delaware limited liability company

  By: BixbyBIT Investments, LLC,
        a Delaware limited liability company
        its sole member

        By: BLC Incentive Management, LLC,
              a Delaware limited liability company
              its Managing Member

              By: Bixby Land Company,
                    a California corporation,
                    its Managing Member

By:/s/ Aaron D. Hill
Printed Name:Aaron D. Hill
Title:Vice President

By:/s/ Martin T. O'Hea
Printed Name:Martin T. O'Hea
Title:Chief Financial Officer

“Tenant”:	TIVO INC., a Delaware corporation By:/s/ Dan Phillips Printed Name:Dan Phillips Title:Senior Vice President By:/s/ Anna Brunelle Printed Name:Anna Brunelle Title:Chief Financial Officer

EXHIBIT A
EXPANSION PREMISES
2100 Gold Street
Second Floor
TENANT'S INITIALS HERE:     D.P.

2100 Gold Street
First Floor

AN AREA PLAN FOR:

BIXBY LAND COMPANY

2100 GOLD STREET
SAN JOSE, CA

1514 FLOOR
2 PORTION
OF LOBBY
416 SF FLOOR
2 PORTION
OF STAIRS
141 SF FLOOR
2 PORTION
OF ELEC.

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
2960 East Northern Avenue, Building C
Phoenix, Arizona
California
San Jose, California 95113

DATE: 01.13.11

FLR1 - AREA

PROJECT NO: 102616.09

TENANT'S INITIALS HERE:     D.P.

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Fourth Amendment to Lease Agreement (the “Fourth Amendment”) by and between BIXBY TECHNOLOGY CENTER LLC, a Delaware limited liability company ("Landlord") and TIVO INC., a Delaware corporation ("Tenant") for space in the buildings located at 2100, 2130, 2160 and 2190 Gold Street, San Jose, California.
1.    Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Expansion Premises, including, without limitation, causing for the Expansion Premises to be re-painted and re-carpeted, in accordance with the space plans attached hereto as Schedule 1 (the "Space Plan") using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Space Plan are hereinafter referred to as the "Landlord Work". Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord Work shall include any and all architectural fees, engineering fees, and city permits.
2.    All other work and upgrades, subject to Landlord's approval, shall be at Tenant's sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent and a construction management fee payable to Landlord equivalent to five percent (5%) of the cost of such work and upgrades. Tenant shall be responsible for any Tenant Delay (defined below) in completion of the Expansion Premises resulting from any such other work and upgrades requested or performed by Tenant. If Landlord is delayed in the performance of the Landlord Work as a result of the acts or omissions of Tenant, the Tenant related parties or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans, Tenant's failure to comply with any of its obligations under the Lease, as amended, or the specification of any materials or equipment with long lead times (each a "Tenant Delay"), the Landlord Work shall be deemed to be Substantially Complete (defined below) on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay, but nonetheless nothing herein shall be interpreted as otherwise relieving Landlord of its responsibility to fully complete the Landlord Work in a commercially reasonable manner and time frame.
3.    Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, Laws or regulations or that the improvements constructed will be adequate for Tenant's use.
4.    Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant's business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay, which is not otherwise the result of an intentional act or omission of Landlord or its agents, in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.
5.    The Landlord Work shall not include any of Tenant's trade fixtures, equipment, furniture, furnishings, telephone and data equipment, or other personal property. Tenant shall assume full responsibility to ensure that all items associated with the Landlord Work are adequate to fully meet the requirements of Tenant's intended use of the Expansion Premises.
6.    For purposes of the Fourth Amendment and this Work Letter, the Landlord Work shall be "Substantially Complete" upon the completion of the Landlord Work in the Expansion Premises pursuant to the Space Plan, with the exception of any punch list items that do not materially and adversely affect Tenant's use and occupancy of the Expansion Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by or on behalf of Tenant in accordance with the terms of this Work Letter. The Expansion Premises Commencement Date shall in no way be affected by completion of the Landlord Work.
7.    This Exhibit shall not be deemed applicable to any additional space added to the Expansion Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Expansion Premises or any additions to the Expansion Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.
8.    Tenant understands that the Landlord Work may be performed during Tenant's occupancy and use of the Expansion Premises, and may result in inconvenience to Tenant (including noise, vibration and displacement from portions of the Expansion Premises from time to time). Tenant will fully cooperate with Landlord's efforts to efficiently complete the Landlord Work by, among other things, vacating portions of the Expansion Premises from time to time to permit work to proceed, and for moving any furniture or personal property within the Expansion Premises that is necessary for the completion of the Landlord Work. Landlord will make reasonable efforts to minimize the inconvenience and disturbance caused by the Landlord Work, but Landlord is not responsible for business interruption or damage to property which results from the Landlord Work.
9.    Landlord shall provide Tenant with an allowance (the “Allowance”) in an amount of up to, but not to exceed, $185,725.00 (calculated at the rate of $5.00 per rentable square foot of the Expansion Premises), to reimburse Tenant for its costs associated with furniture and cabling within the Expansion Premises (collectively, the “Furniture and Cabling Costs”). Any work performed in connection with the installation of furniture and cabling within the Expansion Premises, shall be performed in accordance with the terms and conditions set forth in the Lease, including, without limitation, Section 10 (Alterations; and Surrender of Premises) thereof, provided, however, that Tenant will first obtain Landlord's prior written consent to such work (not to be unreasonably conditioned or withheld), including, without limitation, Landlord's approval of plans and specifications, approval of the contractors to perform such work and approval of insurance in place with respect to such work and Tenant shall comply with all of Landlord's construction rules and regulations in effect at the Building. Landlord shall reimburse Tenant for the Furniture and Cabling Costs within thirty (30) days of Landlord's receipt and approval of invoices or such other evidence as Landlord may reasonably require (including, if applicable, unconditional mechanics' or materialmen lien waivers for any work performed in the Expansion Premises). Any balance of the Allowance not requested by Tenant (along with the evidence of payment referenced above) by the date that is ninety (90) days following the Expansion Premises Commencement Date shall be deemed forfeited by Tenant and Tenant shall have no further rights with respect thereto.

SCHEDULE 1 TO EXHIBIT B
SPACE PLAN
TENANT'S INITIALS HERE:     D.P.

TENANT'S INITIALS HERE:     D.P.

EXHIBIT C
LOCATION OF TENANT'S RECEPTION DESK
2100 Gold Street
First Floor

TENANT'S INITIALS HERE:     D.P.